EX-99.1 Press Release
The Pennant Group Appoints Lynette Walbom as Chief Financial Officer

EAGLE, Idaho, May 22, 2023 – The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of the Pennant group of affiliated home health, hospice and senior living companies, today announced that its Board of Directors has appointed Lynette Walbom as Chief Financial Officer effective May 22, 2023.

Before joining Pennant, Ms. Walbom was Vice President of Financial Reporting & Tax for Raising Cane’s Restaurants, LLC, a national restaurant chain operating in 35 states, which more than doubled in size—based on number of restaurants and geographic footprint—during her tenure. At Raising Cane’s, Ms. Walbom had broad responsibility for financial reporting, acquisitions, tax, accounting systems, and equity management. Prior to Raising Cane’s, Ms. Walbom was Chief Financial Officer of a family office with investments in companies in several industries, including financial services, computer services, real estate development and franchising. Ms. Walbom began her 23-year career in accounting as a public company auditor at Deloitte.

“Lynette is an exceptionally talented individual who will have an immediate positive impact on Pennant,” said Brent Guerisoli, Pennant’s Chief Executive Officer. “She has a track record of building strong teams capable of supporting dynamic growth and improving processes to drive efficiency. Lynette emerged from a comprehensive search process as a result of her character, competence and clear connection to our culture and unique operating model. She comes highly recommended by members of our Board who have worked directly with her for many years. We are confident that Lynette will help us continue to develop a world-class finance team, and that she will quickly earn the trust and confidence of all stakeholders, including employees, payors, shareholders, and others.”

“I am thrilled to be joining The Pennant Group at such an exciting time in its history,” said Ms. Walbom. “I was drawn to Pennant by its culture, mission and people. Pennant has a track record of operational excellence, a strong history of growth, and compelling opportunities ahead. I look forward to contributing to Pennant’s future success.”

Also effective May 22, 2023, Jennifer Freeman, Pennant’s former CFO, will assume the role of Senior Vice President of Strategic Partnerships, where she will focus on forging and growing partnerships with payors and other partners across the acute and post-acute continuum. Mr. Guerisoli expressed his excitement for Ms. Freeman’s new role: “As an increasing share of home health and hospice reimbursement shifts to Medicare Advantage and managed care payors, it is critical that we continue to invest in these areas, and in value-based arrangements. Jenn’s deep experience with payors, including over 6 years with Molina Healthcare, is perfectly suited for this role, and is an example of putting one of our best people on one of our biggest opportunities.”

About Pennant:

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through 97 home health and hospice agencies and 51 senior living communities located throughout Arizona, California, Colorado, Idaho, Iowa, Montana, Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Contact Information

The Pennant Group, Inc.
(208) 506-6100
ir@pennantgroup.com

SOURCE: The Pennant Group, Inc.